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                                                                    EXHIBIT 12.1

                                SIMMONS COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                     PREDECESSOR                               SUCCESSOR
                             ------------------------------------------------------------   ----------------
                             FOR THE    FOR THE    FOR THE    FOR THE
                               YEAR       YEAR       YEAR       YEAR       PERIOD FROM        PERIOD FROM
                              ENDED      ENDED      ENDED      ENDED      DEC. 29, 2002      DEC. 20, 2003
                             DEC. 25,   DEC. 25,   DEC. 25,   DEC. 25,   THROUGH DEC. 19,   THROUGH DEC. 27,
                               1999       2000       2001       2002           2003               2003
(DOLLARS IN THOUSANDS)       --------   --------   --------   --------   ----------------   ----------------
Pre-tax income (loss) from
  operations...............  $12,363)   $23,355)  ($17,783)   $10,285        ($42,941)          ($8,017)
Fixed charges:
Interest expense and
  amortization of debt
  discount and financing
  costs....................   38,418     40,596     39,971     32,193          45,289             4,665
Rentals -- 13%(1)..........    1,820      2,002      2,281      2,696           3,911                88
                             --------   --------   -------    -------        --------           -------
Total fixed charges........   40,238     42,588     42,252     34,889          49,200             4,753
                             --------   --------   -------    -------        --------           -------
Earnings before income
  taxes and fixed
  charges..................  $27,875    $19,233    $24,469    $45,174        $  6,259           ($3,264)
                             --------   --------   -------    -------        --------           -------
Ratio of earnings to fixed
  charges(2)...............      .69x       .45x       .58x      1.29x            .13x                A
                             --------   --------   -------    -------        --------           -------

(1) The percent of rent included in the calculation is a reasonable approximation of the interest factor in the Company's operating leases.

(2) Earnings were insufficient to cover fixed charges in 1999, 2000, 2001 and Predecessor '03 by $12.4 million, $23.4 million, $17.8 million and $42.9 million, respectively.

(A) In successor period 2003 the company's earnings insufficient to cover fixed charges. We would need an amount equal to $8.1 million to cover this deficiency.